Exhibit 99.2

Questions and Answers

Q1:                           What did Sabre Holdings announce today?

Sabre Holdings and Amadeus announced an air content backup agreement for each global distribution system (GDS) to help ensure the availability of air travel products it provides in certain situations where content may exist in one, but not both of the systems. Through the agreement, which is like a content insurance policy, each GDS is required to serve the role of back-up when requested by the other system.

Q2:                           What is driving the need for this?

This is part of our overall strategy to ensure we continue to facilitate an efficient marketplace – ensuring that we provide access to the breadth and depth of travel products that our agencies and their customers need.

Sabre and Amadeus have a genuine interest in helping their agencies, and the corporations and consumers they serve, maintain access to airline travel information, which they might otherwise lose overnight if an airline should not otherwise participate. This directly benefits the traveler who will be better off because of a continued access to a larger inventory of flights.

Q3:                           Who benefits from access to full airline content?

This is part of an overall plan to ensure we continue to provide our customers with efficient and continued access to the breadth and depth of travel product to protect them against potential disruption in the availability of full airline content.

Q4:                           Are you anticipating that the Sabre GDS will not have access to full airline content?

No, but Sabre and Amadeus believe it is important to adopt reasonable protective measures over the reliability of their distribution businesses, which is not only in their interest, but also in the interest of both agencies and their corporate and leisure customers.

Q5:                           What are the economics and terms of this agreement to Sabre?

The specific terms of the agreement are confidential.

Q6:                           Are you working on other projects with Amadeus?  Should we expect more collaboration between the two companies?

At this time, we are pleased to announce this agreement. We will not comment on future activities.

Q7:                           Are you working with other GDS companies on similar agreements?

No. The purpose of the agreement is to protect our travel agency subscribers and travelers. We did not envision the need for an additional back-up provider at this stage. We are open to considering additional arrangements that may benefit our customer base.